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                                                                    Exhibit 99.2

                                [CRESCENT LOGO]

For Immediate Release

Contact:

Victor M. Suglia
Senior Vice President & Chief Financial Officer

Contact Telephone Number: (510) 874-7603


         CRESCENT JEWELERS ANNOUNCES RECORD MARCH QUARTER SALES RESULTS
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OAKLAND, California (April 3, 2003) - Crescent Jewelers, a leading specialty retailer of fine jewelry, announced record sales results for the three-month period ended March 29, 2003. Net sales for the three-month period increased 10.0%, to $31.8 million compared to $28.9 million for the same period last year. Comparable store sales increased 6.7% during the three-month period ended March 29, 2003. At March 29, 2003, the Company had 163 stores in operation, an increase of 5.2% compared to the same period last year.

For the six-month period ended March 29, 2003, net sales increased 5.0%, to $88.8 million compared to $84.6 million for the same period last year. Comparable store sales increased 2.3% during the six-month period.

Crescent Jewelers is a west coast based specialty retailer of fine jewelry. At April 3, 2003, Crescent operated 163 stores in six states, 100 of which were located in regional malls and 63 of which were located in power strip centers. Crescent Jewelers is an affiliate of Friedman's Inc., a specialty retailer of fine jewelry based in Savannah, Georgia. Friedman's Class A Common Stock is traded on the Nasdaq National Market (Nasdaq Symbol, FRDM).

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The results reported above for the quarter and six-month period ending March 29,
2003 do not necessarily indicate the results that may be expected for any future quarters or for the entire fiscal year.

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